                                        Rule 424(b)(3)
                                        Registration Statement No. 333-92258 and
                                                                   333-98743
                                        CUSIP # 12560PCT6

PRICING SUPPLEMENT NO. 12
Dated March 13, 2003 to
Prospectus, dated September 13, 2002 and
Prospectus Supplement, dated September 13, 2002.

                                 CIT GROUP INC.
                     GLOBAL MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note            ( ) Senior Subordinated Note

Principal Amount:  U.S. $550,000,000.00.

Proceeds to Corporation:  99.92528% or $549,589,040.00.

Agent Commission:  0.07472% or $410,960.00.

Issue Price:  100.00% or $550,000,000.00.

Original Issue Date:  March 18, 2003.

Maturity Date:  September 20, 2004.

Interest Rate Basis:  LIBOR Telerate.

Index Maturity:  Three months.

Spread:  +130 basis points (1.30%).

Interest Rate Calculation:  LIBOR Telerate determined on the Interest
                            Determination Date plus the Spread.

Initial Interest Rate:   LIBOR Telerate determined two London Business Days
                         prior to the Original Issue Date plus the Spread.

Specified Currency:  U.S. Dollars.

It is expected that the Notes will be ready for delivery in book-entry form on or about March 18, 2003.

Lehman Brothers                                      Goldman, Sachs & Co.
Banc of America Securities LLC                       Deutsche Bank Securities
ABN AMRO Incorporated                                JPMorgan

Form:                          Global Note.

Interest Reset Dates:          Quarterly on June 20, 2003, September 20, 2003,
                               December 20, 2003, March 20, 2004 and June 20,
                               2004, commencing June 20, 2003, provided that if any Interest Reset Date would otherwise fall on a day that is not a Business Day, then the Interest
                               Reset Date will be the first following day that is a Business Day, except that if such Business
                               Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

Interest Payment Dates:        June 20, 2003, September 20, 2003, December 20,
                               2003, March 20, 2004, June 20, 2004 and on the
                               Maturity Date, commencing June 20, 2003, provided that if any such day is not a Business Day, the Interest Payment Date will be the next succeeding
                               Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Accrual of Interest:           Accrued interest will be computed by adding the
                               Interest Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest
                               Factor" for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

                               Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

Interest Determination Date: Two London Business Days prior to each
                             Interest Reset Date.

Calculation Date: The earlier of (i) the fifth Business Day after each
                  Interest Determination Date, or (ii) the Business Day immediately preceding the applicable Interest Payment Date.

Maximum Interest Rate: Maximum rate permitted by New York law.

Minimum Interest Rate: 0.0%.

Exchange Listing: None

Other Provisions:

         "LIBOR Telerate" means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

         "Telerate Page 3750" means the display page designated as page 3750 on the Bridge Telerate, Inc. service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates).

         "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, which day is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         "London Business Day" means any day on which deposits in U.S. dollars are transacted in the London interbank market.

         Trustee, Registrar, Authenticating and Paying Agent: Bank One Trust Company, N.A.

Agents:

                  Agent                                                      Principal Amount
                  -----                                                      ----------------
                  Lehman Brothers Inc.                                          $263,000,000
                  Goldman, Sachs & Co.                                          $170,000,000
                  Banc of America Securities LLC                                 $60,000,000
                  Deutsche Bank Securities Inc.                                  $45,000,000
                  ABN AMRO Incorporated                                           $7,000,000
                  J.P. Morgan Securities Inc.                                     $5,000,000
                                                                              --------------

                  Total                                                         $550,000,000

CUSIP:  12560PCT6